EXHIBIT 12

                 PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
                     FOR FISCAL YEAR ENDED DECEMBER 31, 2000

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                              COMPUTATION OF RATIOS
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CASH DIVIDENDS PER SHARE                             Cash dividends paid/Common shares outstanding at date of declaration

BOOK VALUE PER SHARE                                 Total stockholders' equity/Common shares outstanding at year-end

RETURN ON AVERAGE ASSETS                             Net income/Average assets

RETURN ON AVERAGE STOCKHOLDERS' EQUITY               Net income/Average stockholders' equity

TANGIBLE RETURN  ON  AVERAGE  ASSETS                 (Net income less  after-tax amortization of goodwill and core deposit intangibles)/(Average assets less average goodwill and core deposit intangibles)

TANGIBLE RETURN ON AVERAGE
STOCKHOLDERS' EQUITY                                 (Net income less after-tax amortization of goodwill and core deposit intangibles)/(Average stockholders' equity less average goodwill and core deposit intangibles)

CASH EARNINGS PER SHARE                              (Net income    less    after-tax amortization of goodwill and core deposit
                                                     intangibles)/(Weighted average common shares outstanding)

NET INTEREST MARGIN                                  Fully-tax equivalent net interest income/Average earning assets

NON-INTEREST EXPENSE TO AVERAGE ASSETS               Non-interest expense/Average assets

EFFICIENCY RATIO                                     (Non-interest expenses less intangible and non-recurring, non-operational items)/(Fully-tax equivalent net interest income plus non-interest income)

AVERAGE LOANS TO AVERAGE DEPOSITS                    Average gross loans/Average deposits

DIVIDEND PAYOUT RATIO                                Dividends declared/Net income

AVERAGE STOCKHOLDERS' EQUITY TO AVERAGE ASSETS       Average stockholders' equity/Average assets

PRIMARY CAPITAL TO PERIOD END TOTAL ASSETS           (Stockholders' equity plus allowance for loan losses less intangible assets)/(Period  end  total assets plus allowance for loan losses less intangible assets)

TIER 1 CAPITAL RATIO                                 Stockholders' equity less intangible assets less securities mark-to-market capital reserve ("Tier 1 Capital")/Risk adjusted assets

TOTAL CAPITAL RATIO                                  Tier 1 Capital plus allowance for loan losses/Risk adjusted assets

TIER 1 LEVERAGE RATIO                                Tier 1 Capital/Quarterly average assets

NET CHARGE-OFFS TO AVERAGE LOANS                     (Gross chargeoffs less recoveries)/Average net loans

NONPERFORMING  LOANS AS A PERCENTAGE OF PERIOD       (Nonaccrual loans plus loans past due 90 days or greater  plus
END LOANS                                            renegotiated  loans)/Gross  loans net of unearned interest

NONPERFORMING  ASSETS AS A PERCENTAGE OF TOTAL       (Nonaccrual loans plus loans past due 90 days or greater  plus
ASSETS                                               renegotiated  loans plus other real estate owned)/Total assets

ALLOWANCE FOR LOAN LOSSES TO PERIOD END TOTAL        Allowance for loan losses/Gross loans net of unearned interest
LOANS
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